Exhibit 10.4

PAYMENT GUARANTY

This PAYMENT GUARANTY, dated as of December 17, 2008 (this “Guaranty”), is made by Électricité de France SA, a société anonyme organized under the laws of France (“Guarantor”), in favor of Constellation Energy Group, Inc., a corporation organized under the laws of the State of Maryland (“Seller”).

W I T N E S S E T H:

WHEREAS, on the date of this Guaranty, Seller, EDF Development, Inc., a corporation organized under the laws of the State of Delaware (“Purchaser”), Électricité de France International, S.A., a société anonyme organized under the laws of France, and Constellation Energy Nuclear Group, LLC, a limited liability company organized under the laws of the State of Maryland (the “Company”), have entered into that certain Master Put Option and Membership Interest Purchase Agreement, dated as of the date of this Guaranty (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Master Agreement”), for the purchase by Purchaser of 49.99% of Seller’s membership interests in the Company;

WHEREAS, pursuant to the terms of the Master Agreement, Purchaser has granted Seller an irrevocable right to sell to Purchaser (the “Put Option”), and Purchaser has assumed an obligation to purchase from Seller all, but not less than all, of Seller’s ownership interest in certain non-nuclear generation assets;

WHEREAS, in connection with the execution and delivery of the Master Agreement on the date of this Guaranty, Purchaser and Seller have entered into a purchase agreement (the “Series B Preferred Purchase Agreement”) whereby Purchaser has agreed to purchase, upon the terms and subject to the conditions set forth in the Series B Preferred Purchase Agreement, nonconvertible cumulative preferred stock of Seller;

WHEREAS, in connection with the execution of each of the Master Agreement and the Series B Preferred Purchase Agreement, the parties hereto wish to enter into this Guaranty pursuant to which Guarantor agrees, subject to the terms, conditions and limitations stated herein, to provide a guaranty of the payment obligations of Purchaser under each of the Master Agreement and the Series B Preferred Purchase Agreement.

WHEREAS, Guarantor is the parent company of Purchaser; and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Except as otherwise defined herein, capitalized terms used herein shall have the meanings given to them in each of the Master Agreement and the Series B Preferred Purchase Agreement.

Section 2. Guarantor hereby irrevocably, absolutely and unconditionally guarantees the full and prompt payment, as and when due and payable, of all of the

Purchaser’s payment obligations to Seller under the Master Agreement and the Series B Preferred Purchase Agreement (collectively, the “Closing Documents”), including, without limitation, the payment of any and all damages (other than any indirect, punitive, special or consequential damages as determined by the arbitral body under Section 11) arising under the Closing Documents for which Purchaser is liable to Seller (the “Guaranteed Obligations”); provided that Guarantor’s aggregate liability under this Guaranty (including, without limitation, this Section 2) shall not, in any event and under any circumstance and notwithstanding anything to the contrary contained in this Guaranty or any agreement or document related hereto, exceed the amount (such amount, the “Guaranty Limits”) that is equal to:

(a) With respect to the Master Agreement:

(1) During the period from the date hereof until (A) any Cash Redemption of the Series B Preferred and surrender of such Series B Preferred in accordance with Section 1.3(a) of the Master Agreement, or (B) if there has occurred a Note Redemption, such time as the notes issued to Purchaser in connection therewith have been repaid or otherwise retired, $500,000,000 (including any and all liabilities related to the Put Option); and

(2) During the period after (A) any Cash Redemption of the Series B Preferred and surrender of such Series B Preferred in accordance with Section 1.3(a) of the Master Agreement, or (B) if there has occurred a Note Redemption, such time as the notes issued to Purchaser in connection therewith have been repaid or otherwise retired, $1,500,000,000 (including any and all liabilities related to the Put Option); and

(b) With respect to the Series B Preferred Purchase Agreement, $1,000,000,000.

For the avoidance of doubt, this Guaranty is subject to the terms of Section 9.12 of the Master Agreement, including clauses (a)(i)(B) and (a)(i)(C) thereof, and this Guaranty is not intended to increase or otherwise modify the obligations of Purchaser thereunder. Guarantor agrees that, in the event that Purchaser fails to timely satisfy any of its payment obligations to Seller under the Closing Documents, then Guarantor will pay (subject at all times to the Guaranty Limits), such Guaranteed Obligations in the place and stead of Purchaser. The Guarantor agrees that its guaranty constitutes a guaranty of payment when due and not of collection.

Section 3. Guarantor represents and warrants to Seller as follows:

(a) It is duly organized, validly existing, and in good standing under the laws of France. It has the power and authority to execute and deliver this Guaranty and to perform its obligations hereunder.

(b) The execution and delivery by it of this Guaranty and the performance of its obligations hereunder have been duly authorized by all necessary corporate action.

(c) This Guaranty has been duly executed and delivered by it and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(d) The execution and delivery by it of this Guaranty, and the performance by it of its obligations hereunder, do not and will not (i) violate or contravene any provision of its organizational documents, (ii) violate any law or order of any Governmental Authority to which it is subject, or (iii) conflict with or result in a breach of any material term or provision of or constitute a default under or result in the maturing of any Indebtedness pursuant to any indenture, mortgage, deed of trust, loan agreement, or other instrument to which it is a party or by which its properties are bound, except to the extent such conflict or breach under this clause (iii) would not have a material adverse effect on the business or operations of the Guarantor, or the ability of the Guarantor to perform its obligations hereunder.

(e) No notice or filing with, or approval of, any Governmental Authority is required by it for the due execution, delivery or performance of this Guaranty or for the validity or enforceability thereof.

(f) The payment obligations hereunder are unconditional and unsubordinated general obligations of the Guarantor, and rank and will rank at least pari passu in priority of payment with all other present and future unsecured unsubordinated Indebtedness of Guarantor.

Section 4. The obligations of Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by any of the following, any of which may be taken without the consent of, or notice to, Guarantor:

(a) any exercise or non-exercise by Seller of any right or privilege under the Closing Documents;

(b) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, or any acceptance of late or partial payments under or other modification of terms under, the Closing Documents;

(c) any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to Purchaser or any affiliate of Purchaser (other than Guarantor);

(d) the existence of any facts or circumstances which cause (or result in) any of the representations or warranties of Purchaser under the Closing Documents to be inaccurate;

(e) any merger, consolidation, restructuring or termination of the corporate existence of Purchaser; or

(f) the illegality, invalidity or unenforceability of any of all or any part of the Guaranteed Obligations.

Section 5. The obligations of Guarantor hereunder are independent of the obligations of Purchaser and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Purchaser is joined therein or a separate action or actions are brought against Purchaser. All remedies of Seller are cumulative.

Section 6. Guarantor unconditionally and irrevocably waives:

(a) demands, protests, or notices as the same pertain to Purchaser;

(b) any right to require Seller to proceed against Purchaser or any other guarantor of the Guaranteed Obligations, or to exhaust any security held by Seller or to pursue any other remedy;

(c) any right to assert against Seller, as a defense, counterclaim, set-off, recoupment or cross claim in respect of the Guaranteed Obligations, any defense (legal or equitable) or other claim which Guarantor may now or at any time hereafter have against Purchaser or any other person;

(d) any defense based upon an election of remedies by Seller, unless the same would excuse performance by Purchaser, under the Closing Documents; and

(e) any duty of Seller to advise Guarantor of any information known to Seller regarding Purchaser or its ability to perform under the Closing Documents.

Section 7. Guarantor’s obligations under Section 2 hereof constitute a continuing guaranty and shall continue in full force and effect until termination of this Guaranty. This Guaranty shall immediately terminate:

(a) With respect to the Master Agreement, upon the earliest of (i) all payments of Purchaser under the Master Agreement having been fully and irrevocably made, (ii) such time as Guarantor has made payments under this Guaranty in an aggregate amount equal to the Guaranty Limits applicable to the Master Agreement, (iii) the occurrence of the Designated Interest Closing or (iv) if applicable, the termination of the Master Agreement pursuant to Section 8.1 of the Master Agreement (other than a termination under Section 8.1(d) thereof); provided, that in the case of clauses (iii) and (iv), this Guaranty shall remain in effect (except, in the case of clause (iv), where the Master Agreement was terminated pursuant to Section 8.1(c) thereof, in which case this Guaranty shall not continue in effect after the termination of the Master Agreement) with respect to Purchaser’s obligations under Article 2 of the Master Agreement and the other surviving provisions of the Master Agreement, any applicable Asset Purchase Agreement and the other applicable Ancillary Documents, in each case, solely in respect of the Put Option until the termination of the Put Option pursuant to Section 2.8 of the Master Agreement; and

(b) With respect to the Series B Preferred Purchase Agreement, upon the earlier to occur of (i) payment of the purchase price under Section 2.2 of the Series B Preferred Stock Purchase Agreement and (ii) such time as Guarantor has made payments under this Guaranty in an aggregate amount equal to the Guaranty Limits applicable to the Series B Preferred Stock Purchase Agreement.

Section 8. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Guarantor:

Électricité de France
Tour EDF

20, Place de la Défense
92050 Paris
France
Attention:	Marianne Laigneau
Telephone: +33 1 56 65 39 71
Fax: +33 1 40 42 61 67

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave., N.W.
Washington, D.C. 20005
Attention:	Michael P. Rogan, Esq.
Fax: (202) 661-8200

If to Seller:

Charles Berardesco
General Counsel
Constellation Energy Group, Inc.
750 E. Pratt Street
Baltimore, Maryland 21202
Fax: (410) 470-5766

with a copy to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
Attention:	George P. Stamas, Esq.
Mark D. Director, Esq.
Fax: (202) 879-5200

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 8, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 8). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

Section 9. Notwithstanding anything to the contrary in this Guaranty or any certificate, agreement or document related to this Guaranty, this Guaranty shall not confer any rights or remedies upon any person other than the parties hereto and their lawful successors and permitted assigns.

Section 10. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their lawful successors and permitted assigns. This Guaranty, and any rights and obligations hereunder, may not be assigned or transferred by any party hereto without the prior written consent of the other parties hereto.

Section 11. In the event of any dispute arising out of or in connection with this Guaranty, including any dispute regarding existence, termination or validity, each party shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure. All disputes arising out of or in connection with this Guaranty (including as to existence, termination and validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said rules. The place of arbitration shall be New York, New York, United States of America. The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of laws of the State of New York. The language of the arbitration shall be English. Evidence shall be provided in English and pleadings shall be done in English. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

Section 12. This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York.

Section 13. This Guaranty embodies the entire agreement between Guarantor and Seller. There are no promises, terms, conditions or obligations other those contained herein, and this Guaranty shall supercede all previous communications, representations or agreements, either verbal or written, between Guarantor and Seller. No amendment of any provision of this Guaranty shall be valid unless the amendment shall be in writing and signed by Seller and Guarantor.

Section 14. Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 15. This Guaranty may be executed and delivered (including via facsimile) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 16. This Guaranty shall be effective from and after the date on which each of the Master Agreement and the Series B Preferred Purchase Agreement shall have been validly executed by each of the parties thereto.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

ÉLECTRICITÉ DE FRANCE SA

By:	/s/ Daniel Camus
Name:	Daniel Camus
Title:	Chairman